Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 2, 2025, with respect to the financial statements of Zhonglian Jinan Insurance Brokerage Co., Ltd. included in the Current Report on Form 6-K and incorporated by reference in the Registration Statement and related Prospectus of Zhibao Technology Inc. for the registration of up to 21,926,493 Class A Ordinary Shares.

/s/ HYYH CPA. LLC

HYYH CPA. LLC

Baltimore, Maryland

September 9, 2025